Exhibit 99.1


    Sky Petroleum Reports More Than 31,000 Barrels of Oil Produced
          During October and November From Two Mubarek Wells

  Mubarek Production From H2 and K2 ST4 Wells Approximately 500 bopd for October and November


    AUSTIN, Texas--(BUSINESS WIRE)--Jan. 2, 2008--Sky Petroleum, Inc. (OTCBB:SKPI), an oil and gas company, today reported that during the two months ending November 30, 2007, Mubarek production from the H2 and K2-ST4 wells was 31,562 barrels of oil. During the month of October Mubarek production from the H2 and K2-ST4 wells was 18,576 barrels of oil and during the month of November Mubarek production from the H2 and K2-ST4 wells was 12,986 barrels of oil. October is the first complete month of production from the K2-ST4 well and it continues to be observed in order to optimize production.

    The Mubarek H2 well produced 3,187 barrels of oil or 103 bopd and the Mubarek K2-ST4 well produced 15,389 barrels of oil or 496 bopd during October. The Mubarek H2 well produced 3,241 barrels of oil or 105 bopd and the Mubarek K2-ST4 well produced 9,745 barrels of oil or 419 bopd during November.

    About Sky Petroleum

    Sky Petroleum (OTCBB:SKPI) is an oil and gas exploration company. Sky Petroleum's primary focus is to seek opportunities where discoveries can be appraised rapidly, and developments can be advanced either by accessing existing infrastructure, or by applying the extensive experience of established joint-venture partners. In addition, the company also plans some higher risk, higher reward exploration prospects. For additional information please visit www.skypetroleum.com.

    Safe Harbor

    Except for historical information, the matters set forth herein, which are forward-looking statements, involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, the ability to stabilize the well, the ability to carry out additional stimulation of the zones producing oil, the accuracy of estimated production rates and the price of crude oil, the accuracy of operating costs and monthly revenue forecasts, the timing and success of other proposed infill drilling programs, the timing for completing the second obligation well, the contemplated continued production at the Mubarek Field, if any, the competitive environment within the oil and gas industry, the extent and cost effectiveness with which Sky Petroleum is able to implement exploration and development programs in the oil and gas industry, obtaining drilling equipment on a timely fashion, commodity price risk, and the market acceptance and successful technical and economic implementation of Sky Petroleum's intended plan. Additional discussion of these and other risk factors affecting the company's business and prospects is contained in the company's periodic filings with the SEC.


    CONTACT: Sky Petroleum, Inc., Austin
             Investor and Public Relations, 512-687-3427 info@skypetroleum.com